Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	July 28, 2025
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FINANCIAL RESULTS FOR THE THREE AND SIX-MONTH

PERIODS ENDED JUNE 30, 2025

Consolidated Results of Operations - Three-Month Periods Ended June 30, 2025 and 2024:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended June 30, 2025, net income was $4.5 million, or $.32 per diluted share, as compared to $5.3 million, or $.38 per diluted share, during the second quarter of 2024.

The decrease in our net income of $784,000, or $.06 per diluted share, during the second quarter of 2025, as compared to the second quarter of 2024, consisted of the following: (i) a decrease of $563,000, or $.04 per diluted share, related to a property tax reduction recorded during the second quarter of 2024 at our property located in Chicago, Illinois; (ii) a decrease of $137,000, or $.01 per diluted share, resulting from an increase in interest expense due primarily to an increase in our average borrowings outstanding pursuant to our credit agreement, and; (iii) a decrease of $84,000, or $.01 per diluted share, resulting from an aggregate net decrease in the income generated at various properties.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations ("FFO") were $11.8 million, or $.85 per diluted share, during the second quarter of 2025, as compared to $12.4 million, or $.90 per diluted share, during the second quarter of 2024. The decrease of $591,000, or $.05 per diluted share, was due primarily to the above-mentioned decrease in our net income during the second quarter of 2025, as compared to the second quarter of 2024, partially offset by a $193,000 increase in depreciation and amortization expense.

Consolidated Results of Operations - Six-Month Periods Ended June 30, 2025 and 2024:

For the six-month period ended June 30, 2025, net income was $9.3 million, or $.67 per diluted share, as compared to $10.6 million, or $.76 per diluted share, during the comparable period of 2024.

The decrease in our net income of $1.3 million, or $.09 per diluted share, during the first six months of 2025, as compared to the comparable period of 2024, consisted of the following: (i) a decrease of $563,000, or $.04 per diluted share, related to a property tax reduction recorded during the second quarter of 2024 at our property located in Chicago, Illinois; (ii) a decrease of $486,000, or $.04 per diluted share, resulting from an aggregate net decrease in the income generated at various properties, and; (iii) a decrease of $259,000, or $.01 per diluted share, resulting from an increase in interest expense due primarily to an increase in our average borrowings outstanding pursuant to our credit agreement.

Dividend Information:

The second quarter dividend of $.74 per share, or $10.3 million in the aggregate, was declared on June 11, 2025 and paid on June 30, 2025.

Capital Resources Information:

As of June 30, 2025, pursuant the terms of our $425 million credit agreement which is scheduled to expire on September 30, 2028, we had $70.2 million of available borrowing capacity, net of $354.8 million of borrowings. We have the option to extend the credit agreement for up to two additional six-month periods.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty facilities, medical/office buildings, free-standing emergency departments and childcare centers. We have investments in seventy-six properties located in twenty-one states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7 - Forward-Looking Statements in our Form 10-K for the year ended December 31, 2024 and in Item 2 - Forward-Looking Statements and Certain Risk Factors in our Form 10-Q for the quarter ended March 31, 2025), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by various developments including, but not limited to, potential significant reductions in federal funding for state Medicaid programs, and/or other potential changes, which would likely result in reduced Medicaid payments to the operators of our facilities; decreases in staffing availability and related increases to wage expense experienced by our tenants resulting from the shortage of nurses and other clinical staff and support personnel; the impact of government and administrative regulation of the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential cost increases and disruptions related to supplies and building materials resulting from changes in laws or policies governing the terms of foreign trade, and in particular, increased trade restrictions, tariffs or taxes on imports from where the products or materials are made; and potential increases to other expenditures.

In addition, the increase in interest rates during the past few years has substantially increased our borrowings costs and reduced our ability to access the capital markets on favorable terms. Additional increases in interest rates could have a significant unfavorable impact on our future results of operations and the resulting effect on the capital markets could adversely affect our ability to carry out our strategy.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains or losses on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of certain items, such as gains or losses on transactions that occurred during the periods presented. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2024 and our Report on Form 10-Q for the quarter ended March 31, 2025. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Six Months Ended June 30, 2025 and 2024

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Lease revenue - UHS facilities (a.)	$8,381	$8,454	$16,708	$17,118
Lease revenue - Non-related parties	14,573	14,359	28,899	28,846
Other revenue - UHS facilities	237	220	466	440
Other revenue - Non-related parties	327	342	641	751
Interest income on financing leases - UHS facilities	1,350	1,359	2,702	2,720
	24,868	24,734	49,416	49,875
Expenses:
Depreciation and amortization	6,994	6,806	13,839	13,615
Advisory fees to UHS	1,391	1,369	2,755	2,707
Other operating expenses	7,639	6,975	14,944	14,506
	16,024	15,150	31,538	30,828
Income before equity in income of unconsolidated limited liability companies ("LLCs") and interest expense	8,844	9,584	17,878	19,047
Equity in income of unconsolidated LLCs	365	272	777	656
Interest expense, net	(4,717)	(4,580)	(9,386)	(9,127)
Net income	$4,492	$5,276	$9,269	$10,576
Basic earnings per share	$0.33	$0.38	$0.67	$0.77
Diluted earnings per share	$0.32	$0.38	$0.67	$0.76

Weighted average number of shares outstanding - Basic	13,815	13,798	13,812	13,795
Weighted average number of shares outstanding - Diluted	13,856	13,832	13,853	13,828

(a.) Includes bonus rental on McAllen Medical Center, a UHS acute care hospital facility, of $862 and $758 for the three-month periods ended June 30, 2025 and 2024, respectively, and $1.7 million and $1.5 million for the six-month periods ended June 30, 2025 and 2024, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended June 30, 2025 and 2024

(amounts in thousands, except share information)

(unaudited)

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	June 30, 2025		June 30, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$4,492	$0.32	$5,276	$0.38
Plus: Depreciation and amortization expense:
Consolidated investments	6,994	0.51	6,806	0.50
Unconsolidated affiliates	308	0.02	303	0.02
FFO	$11,794	$0.85	$12,385	$0.90
Dividend paid per share		$0.740		$0.730

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Six Months Ended June 30, 2025 and 2024

(amounts in thousands, except share information)

(unaudited)

Calculation of Funds From Operations (“FFO”)

	Six Months Ended		Six Months Ended
	June 30, 2025		June 30, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$9,269	$0.67	$10,576	$0.76
Plus: Depreciation and amortization expense:
Consolidated investments	13,839	1.00	13,615	0.99
Unconsolidated affiliates	616	0.04	607	0.04
FFO	$23,724	$1.71	$24,798	$1.79
Dividend paid per share		$1.475		$1.455

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	June 30,	December 31,
	2025	2024
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$659,830	$655,996
Accumulated depreciation	(299,345)	(286,932)
	360,485	369,064
Land	56,870	56,870
Net Real Estate Investments	417,355	425,934
Financing receivable from UHS	82,479	82,798
Net Real Estate Investments and Financing receivable	499,834	508,732
Investments in limited liability companies ("LLCs")	20,947	13,948
Other Assets:
Cash and cash equivalents	6,554	7,097
Lease and other receivables from UHS	6,811	7,131
Lease receivable - other	8,517	7,975
Intangible assets (net of accumulated amortization of $11.3 million during each period)	6,458	7,325
Right-of-use land assets, net	10,903	10,918
Deferred charges, notes receivable and other assets, net	12,992	17,736
Total Assets	$573,016	$580,862
Liabilities:
Line of credit borrowings	$354,800	$348,900
Mortgage notes payable, non-recourse to us, net	18,714	19,349
Accrued interest	886	694
Accrued expenses and other liabilities	11,399	10,444
Ground lease liabilities, net	10,903	10,918
Tenant reserves, deposits and deferred and prepaid rents	11,162	11,016
Total Liabilities	407,864	401,321
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2025 - 13,874,091; 2024 - 13,850,608	139	138
Capital in excess of par value	271,557	271,092
Cumulative net income	854,564	845,295
Cumulative dividends	(963,842)	(943,396)
Accumulated other comprehensive income	2,734	6,412
Total Equity	165,152	179,541
Total Liabilities and Equity	$573,016	$580,862